Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-159470 and 333-222213) on Form S-8 of our report dated June 22, 2021, which appears in this annual report on Form 11-K of the L.B. Foster Company Savings Plan for Bargaining Unit Employees for the year ended December 31, 2020.

/s/ Baker Tilly US, LLP

Pittsburgh, Pennsylvania
June 22, 2021